EXHIBIT 23.1

The accompanying financial statements give effect to a 1-for-6.82 reverse stock split of the common stock of Janover, Inc., which will take place concurrently with the effectiveness of this registration statement. The following consent is in the form which will be furnished by dbbmckennon an independent registered public accounting firm, upon completion of the 1-for-6.82 reverse stock split of the outstanding common stock of Janover, Inc. described in Note 2 to the financial statements assuming that from March 3, 2022 to the date of such completion no other material events have occurred that would affect the financial statements or the required disclosures therein.

/s/ dbbmckennon
Newport Beach, California
November 15, 2022

Consent of Independent Registered Public Accounting Firm

 We consent to the use, in this Registration Statement on Form S-1, of our report dated March 3, 2022, except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is , 2022, related to the financial statements of Janover, Inc. as of December 31, 2021 and 2020, and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Newport Beach, California

____, 2022